As filed with the Securities and Exchange Commission on January 2, 2020

Registration No. 333-150662
Registration No. 333-150663
Registration No. 333-178744

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150662
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150663
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-178744

UNDER THE SECURITIES ACT OF 1933

BANCORP OF NEW JERSEY, INC.
(Exact name of registrant as specified in its charter)

New Jersey	20-8444387
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

c/o ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(Address of principal executive offices) (Zip Code)

2006 Stock Option Plan
2007 Non-Qualified Stock Option Plan for Directors
Bancorp of New Jersey, Inc. 2011 Equity Incentive Plan
(Full tiles of the plans)

Frank Sorrentino III
President & CEO
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 816-8900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

James J. Barresi, Esq.
Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45292
(513) 361-1260

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Bancorp of New Jersey, Inc., a New Jersey corporation (the “Company”), remove from registration all shares of common stock, no par value, of the Company (the “Shares”) registered under the following Registration Statements filed on Form S-8 by the Company (the “Registration Statements”) with the United States Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date filed with SEC	Name of Equity Plan	Shares
333-150662	May 6, 2008	2006 Stock Option Plan	217,984
333-150663	May 6, 2008	2007 Non-Qualified Stock Option Plan For Directors	480,000
333-178744	December 23, 2011	Bancorp of New Jersey, Inc. 2011 Equity Incentive Plan	250,000

On January 2, 2020, pursuant to an Agreement and Plan of Merger, dated as of August 15, 2019 (the “Merger Agreement”), by and between the Company and ConnectOne Bancorp, Inc. (“ConnectOne”), the Company merged with and into ConnectOne (the “Merger”), with ConnectOne surviving the Merger. As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Shares under the Registration Statements.

In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood Cliffs, State of New Jersey, on January 2, 2020.

CONNECTONE BANCORP, INC.,
as successor by merger to Bancorp of New Jersey, Inc.

By:	/s/ Frank Sorrentino III
Name: Frank Sorrentino III
Title: President & CEO

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.